As filed with the Securities and Exchange Commission on July 18, 2018

Registration No. 333- _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of the James Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Virginia	20-0500300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

828 Main Street
Lynchburg, Virginia	24504
(Address of principal executive offices)	(Zip Code)

Bank of the James Financial Group, Inc. 2018 Equity Incentive Plan

Bank of the James Financial Group, Inc. 2018 Employee Stock Purchase Plan

(Full title of the plan)

J. Todd Scruggs

Secretary-Treasurer

Bank of the James Financial Group, Inc.

828 Main Street

Lynchburg, VA 24504

(434) 846-2000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Eric J. Sorenson, Jr.

Corey S. Davis

Woods Rogers PLC

828 Main Street, 19th Floor

Lynchburg, VA 24504

Telephone: (434) 846-9000

Facsimile: (434) 846-0337

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $2.14 per share par value	250,000 shares(1)	$15.63	$3,907,500	$486.48
Common Stock, $2.14 per share par value	250,000 shares(2)	$15.63	$3,907,500	$486.48

(1)	The shares may be sold from time to time by the Registrant pursuant to its 2018 Equity Incentive Plan (the “Incentive Plan”). Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of such common stock.
(2)	The shares may be sold from time to time by the Registrant pursuant to its 2018 Employee Stock Purchase Plan (the “ESP Plan”). Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the ESP Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of such common stock.

The ESP Plan and the Incentive Plan may be referred to herein collectively as the “Plans,” and each as a “Plan.”

(3)	Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $15.90 (high) and $15.36 (low) sale price of the Registrant’s Common Stock as reported on the NASDAQ on 07/16/2018, which date is within five business days prior to filing this Registration Statement.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the relevant Plan covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement as of their respective dates of filing:

(1)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Commission on March 21, 2018;

(2)    The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the Commission on May 10, 2018;

(3)    The Registrant’s Current Reports on Form 8-K filed with the Commission since January 1, 2018 (other than portions of those documents deemed to be furnished and not filed); and

(4)    The description of our common stock as set forth in a registration statement on Form 8-A12B, filed on January 23, 2012, including any amendment or any report or other filing with the Commission filed subsequent thereto and updating that description.

All documents filed subsequent to the date of this Registration Statement by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters any shares of such Common Stock then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by our articles of incorporation and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. To meet this standard of conduct, the Code provides that the director must have conducted himself or herself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, was at least not opposed to its best interests. In the case of any criminal proceeding, the director must not have had reasonable cause to believe such conduct was unlawful.

In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, a committee of disinterested directors designated by the board, special legal counsel, or disinterested shareholders, that the director or officer conducted himself or herself in good faith, has otherwise met the required standard of conduct, is entitled to indemnification, and has not engaged in willful misconduct or a knowing violation of criminal law. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by the articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

We are a Virginia corporation. Article VI of our articles of incorporation contains provisions indemnifying our directors and officers to the fullest extent permitted by Virginia law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Code of Virginia establishes a statutory limit on liability of directors and officers of a Virginia corporation for damages assessed against them in a proceeding brought by or in the right of the corporation or brought by or on behalf of the corporation’s shareholders and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. As permitted by the Code of Virginia, the articles of incorporation of the Registrant, as amended, eliminate the liability for monetary damages of a director or officer in a proceeding brought by or in the right of the Registrant or brought by or on behalf of the Registrant’s shareholders. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law.

The Code of Virginia also authorizes a Virginia corporation to purchase and maintain insurance on behalf of an individual who is or was a director or officer of a corporation, or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against, or incurred by, him or her in any such capacity or arising from his status as a director or officer, whether or not the corporation would have the power to indemnify him against such liability as provided above.

The Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Woods Rogers, PLC

23.1	Consent of Yount, Hyde & Barbour, P.C.

23.2	Consent of Woods Rogers, PLC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the corporation has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lynchburg, Commonwealth of Virginia, on July 18, 2018.

BANK OF THE JAMES FINANCIAL GROUP, INC.

By:	/s/ Robert R. Chapman III
Robert R. Chapman III
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert R. Chapman III and J. Todd Scruggs, with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, either or both of whom may act, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Capacity	Date

/s/ Robert R. Chapman III Robert R. Chapman III	President (Principal Executive Officer) and Director	July 18, 2018

/s/ J. Todd Scruggs J. Todd Scruggs	Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director	July 18, 2018

/s/ Thomas W. Pettyjohn, Jr. Thomas W. Pettyjohn, Jr.	Director, Chairman	July 18, 2018

/s/ Lewis C. Addison Lewis C. Addison	Director	July 18, 2018

1

/s/ John R. Alford, Jr. John R. Alford, Jr.	Director	July 18, 2018

/s/ William C. Bryant III William C. Bryant III	Director	July 18, 2018

/s/ A. Douglas Dalton III A. Douglas Dalton III	Director	July 18, 2018

/s/ James F. Daly James F. Daly	Director	July 18, 2018

/s/ Julie P. Doyle Julie P. Doyle	Director	July 18, 2018

/s/ Watt R. Foster, Jr. Watt R. Foster, Jr.	Director	July 18, 2018

/s/ Phillip C. Jamerson Phillip C. Jamerson	Director	July 18, 2018

/s/ Lydia K. Langley Lydia K. Langley	Director	July 18, 2018

/s/ Augustus A. Petticolas, Jr. Augustus A. Petticolas, Jr.	Director	July 18, 2018

2